Filed Pursuant to Rule 433
Registration Statement No. 333-171670

Free Writing Prospectus

Trust Certificates, Series 2011-1,
$25,000,000 6.75% Callable Class A Certificates

Fixed Income Trust For Goldman Sachs Subordinated Notes, Series 2011-1
Issuing Entity

Fixed Income Client Solutions LLC
Depositor and Sponsor

The depositor has prepared a prospectus supplement dated October 13, 2011 and prospectus dated October 13, 2011 which describe the Trust Certificates, Series 2011-1 Callable Class A Certificates (the “class A certificates”) to be issued by the issuing entity.  You should review each of the prospectus supplement and the prospectus in its entirety before deciding to purchase any of the class A certificates.

Ratings

The issuing entity expects that the class A certificates will receive a rating of A- from Standard & Poor’s Ratings Services.  It is a condition to the issuance of the class A certificates that the class A certificates receive the rating listed in the previous sentence.

Fixed Income Client Solutions LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Fixed Income Client Solutions LLC has filed with the SEC for more complete information about Fixed Income Client Solutions LLC, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Fixed Income Client Solutions LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-421-7858.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

US Bancorp	RBC Capital Markets

The date of this free writing prospectus is October 13, 2011